                           EXHIBIT 12


                          CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 AND PREFERRED DIVIDEND REQUIREMENTS





                                        Twelve Months Ended
                                              June 30                Year Ended December 31
                                        ------------------   ---------------------------------------
                                            1994    1993      1993    1992    1991    1990    1989
                                           ------  ------    ------  ------  ------  ------  ------
                                                            (dollars in thousands)
Fixed charges, as defined:
  Interest expense                          7,187   7,337     7,038   7,478   7,793   8,374   8,063
  Amortization of debt issuance expense       579     506       562     402     362     373     370
                                           ------- -------   ------- ------- ------- ------- -------
    Total fixed charges                     7,766   7,843     7,600   7,880   8,155   8,747   8,433
                                           ------- -------   ------- ------- ------- ------- -------


Earnings, as defined:
  Net earnings                              6,711   8,063     9,103   4,843   7,651   8,376   8,482
  Add (deduct):
   Income taxes                             3,946   4,698     5,224   2,817   4,206   4,547   5,178
   Cumulative effect of change
      in accounting method                    -      (209)     (209)    -       -       -       -
   Fixed charges                            7,766   7,843     7,600   7,880   8,155   8,747   8,433
                                           ------- -------   ------- ------- ------- ------- -------
    Total earnings                         18,423  20,395    21,718  15,540  20,012  21,670  22,093
                                           ------- -------   ------- ------- ------- ------- -------

Ratio of earnings to fixed charges           2.37    2.60      2.86    1.97    2.45    2.48    2.62
                                           ======= =======   ======= ======= ======= ======= =======


Fixed charges and preferred
  dividend requirements:
    Fixed charges                           7,766   7,843     7,600   7,880   8,155   8,747   8,433
    Preferred dividend requirements           902     934       913     941     229     238     287
                                           ------- -------   ------- ------- ------- ------- -------
    Total                                   8,668   8,777     8,513   8,821   8,384   8,985   8,720
                                           ------- -------   ------- ------- ------- ------- -------
Ratio of earnings to fixed charges
  and preferred dividend requirements        2.13    2.32      2.55    1.76    2.39    2.41    2.53
                                           ======= =======   ======= ======= ======= ======= =======
